Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2016 Financial Results and Updates 2017 Guidance

- Q4 2016 Sales Revenue up 47.2% Over the Same Period in 2015 -

- Q4 2016 Net Income up 36.3% Over the Same Period in 2015 -

- Q4 2016 Adjusted Net Income up 85.0% Over the Same Period in 2015 –

- Record Revenue for Full Year 2016 -

- Raises 2017 Guidance-

Goleta, California, February 28, 2017 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month and twelve-month periods ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Total revenue of $50.9 million, up 25.7% over the same period in 2015
▪	Sales revenue of $42.6 million, up 47.2% over the same period in 2015
▪	Rental revenue of $8.2 million, down 28.3% from the same period in 2015
•	Net income of $5.3 million, reflecting a 36.3% increase over the same period in 2015 and a 10.3% return on revenue
•	Adjusted net income of $5.3 million, reflecting an 85.0% increase over the same period in 2015 and a 10.3% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Adjusted EBITDA of $10.9 million, representing 34.4% growth over the same period in 2015 and a 21.5% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 23,300, an increase of 8,800, or 60.7%, over the same period in 2015, reflecting the continued strong consumer demand for the Company’s products across all sales channels

Full Year 2016 Financial Highlights

•	Total revenue of $202.8 million, up 27.6% versus 2015
▪	Sales revenue of $168.2 million, up 48.0% versus 2015
▪	Rental revenue of $34.7 million, down 23.6% versus 2015
•	Net income of $20.5 million, representing 77.1% growth versus 2015 and a 10.1% return on revenue
•	Adjusted net income of $20.5 million, representing 104.9% growth versus 2015
•	Adjusted EBITDA of $43.4 million, representing 34.3% growth versus 2015 and a 21.4% return on revenue

“We’ve once again seen solid revenue growth led by continued strong adoption by home medical equipment providers turning to portable oxygen concentrators,” said Chief Executive Officer Raymond Huggenberger. “We continue to demonstrate that we are not only providing the best in class portable oxygen concentrators to our patients, but also helping our business-to-business customers improve their cost basis in the face of a challenging reimbursement climate.”

Fourth Quarter 2016 Financial Results
Total revenue for the three months ended December 31, 2016 rose 25.7% to $50.9 million from $40.4 million in the same period in 2015. Domestic business-to-business sales exceeded expectations and grew 69.0% over the same period in 2015, primarily driven by traditional home medical equipment provider purchases and the continued strength of our private label partner. International business-to-business sales in the fourth quarter of 2016 also exceeded expectations, growing 42.2% over the comparative period in 2015, primarily due to success with our large partners in Europe and the addition of a new customer in South Korea. Direct-to-consumer sales rose 34.2% over the same period in 2015, approximately in line with expectations.  Rental revenue decreased 28.3% from the same period in 2015, primarily due to the declines in Medicare rental reimbursement rates, continued declines in private-payor rates due to the lower Medicare rates, and a continued focus on sales versus rentals, partially offset by the one-time benefit of $2.0 million associated with the 21st Century Cures Act, which is expected to be non-recurring and retroactively increased the reimbursement rates in certain Medicare regions for the second half of 2016.  Rental revenue declined to 16.2% of total revenue in the fourth quarter of 2016 from 28.4% of total revenue in the fourth quarter of 2015.

Gross margin was 48.5% in the fourth quarter of 2016 versus 49.5% in the comparative period in 2015. Sales gross margin was 49.9% in the fourth quarter of 2016 versus 48.0% in the fourth quarter of 2015. Sales gross margin improved primarily due to lower cost of goods sold per unit associated with the upgraded Inogen One G3 and the Inogen One G4, partially offset by an increase in sales mix toward lower margin business-to-business sales as volumes in these channels increased worldwide. Rental gross margin was 41.4% in the fourth quarter of 2016 versus 53.4% in the fourth quarter of 2015, primarily due to lower net revenue per rental patient as a result of reimbursement rate reductions, partially offset by the non-recurring $2.0 million benefit from the 21st Century Cures Act and lower cost of rental revenues associated with lower depreciation and servicing costs per patient.

Total operating expense increased to $18.5 million in the fourth quarter of 2016 versus $16.6 million in the fourth quarter of 2015 as the Company continued to make strategic investments in additional personnel and incurred increased patent defense legal costs. Total operating expense as a percentage of revenue decreased to 36.4% in the fourth quarter of 2016 from 41.0% in the fourth quarter of 2015.

Operating expense included research and development expense of $1.2 million in the fourth quarter of 2016, which was consistent with $1.2 million in the comparative period in 2015.  Sales and marketing expense was $9.3 million in the fourth quarter of 2016 versus $8.7 million in the comparative period in 2015, primarily due to increased media expense and salesforce additions. General and administrative expense was $8.0 million in the fourth quarter of 2016 versus $6.6 million in the comparative period in 2015, primarily due to increased personnel-related expenses and patent defense legal costs.

During the fourth quarter of 2016, the Company elected to early adopt Accounting Standards Update (ASU) 2016-09 ahead of the mandatory 2017 effective date for all U.S. public companies. On March 30, 2016, the Financial Accounting Standards Board issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for share-based payment transactions, including the income tax consequences.  The impact of the adoption is favorable for full year 2016 and is expected to be favorable for 2017. The adoption led to a decrease in provision for income taxes of $6.0 million in full year 2016 (see accompanying table for recast of the prior quarters net income and related earnings per share).

Net income for the fourth quarter of 2016 increased 36.3% to $5.3 million from $3.9 million in the fourth quarter of 2015, or $0.25 per diluted common share compared to $0.19 in the fourth quarter of 2015.  In the fourth quarter of 2016, Inogen’s effective tax rate was 9.8% compared to negative 16.3% in the fourth quarter of 2015. Excluding the $1.7 million decrease in provision for income taxes associated with the adoption of ASU 2016-09, Inogen’s fourth quarter 2016 effective tax rate would have been 39.7%.  In the fourth quarter of 2015, Inogen’s effective tax rate of negative 16.3% was primarily due to the tax benefit adjustments of $1.0 million, which were mainly related to a decrease in the valuation allowance related to California net operating losses.  In addition, the effective tax rate in the fourth quarter of 2015 was impacted by an increase in equity compensation deductions and benefits associated with the federal research and development tax credit and the timing of stock dispositions in the fourth quarter of 2015.

Adjusted net income in the fourth quarter of 2016 increased 85.0% to $5.3 million from $2.8 million in the fourth quarter of 2015. Adjusted net income in the fourth quarter of 2016 did not include any non-recurring tax benefit adjustments, compared to $1.0 million of tax benefit adjustments in the fourth quarter of 2015 but it did include a $1.7 million reduction in provision for income taxes associated with ASU 2016-09.

Adjusted EBITDA for the three months ended December 31, 2016 rose 34.4% to $10.9 million from $8.1 million in the fourth quarter of 2015.

Cash, cash equivalents, and marketable securities were $113.9 million as of December 31, 2016, compared to $108.3 million as of September 30, 2016, an increase of $5.5 million in the fourth quarter of 2016.  This compares to $82.9 million of cash, cash equivalents, and marketable securities as of December 31, 2015, an increase of $31.0 million in full year 2016.

Financial Outlook for 2017

Inogen is increasing its 2017 revenue guidance to a range of $233 to $239 million, which represents year-over-year growth of 14.9% to 17.8%.  This compares to the previous revenue expectation of $230 to $236 million.  The Company expects direct-to-consumer sales to be its fastest growing channel, followed by domestic business-to-business sales to be its second fastest growing channel, and international business-to-business sales to be its third fastest growing channel, where the strategy will continue to be heavily focused on the European markets.  Inogen expects rental revenue to continue to decline in 2017 compared to 2016 based on lower average rental revenue per patient primarily due to the known cuts from Medicare competitive bidding, continued reductions of private insurance and Medicaid rates, and a continued focus on sales versus rentals.

Inogen is also increasing its full year 2017 net income and Adjusted net income guidance to $21 to $23 million, representing 2.3% to 12.1% year-over-year growth.  This compares to the previous guidance range of $16 to $18 million.  Inogen estimates that the adoption of ASU 2016-09 will lead to a decrease in provision for income taxes of approximately $5.0 million in 2017 based on forecasted stock activity, which will lower our effective tax rate.  Excluding the $5.0 million decrease in provision for income taxes expected in 2017, the Company expects an effective tax rate of approximately 37%.  After giving effect to ASU 2016-09, the Company expects an effective tax rate including stock compensation deductions to vary quarter to quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is also increasing its guidance range for full year 2017 Adjusted EBITDA to $46 to $50 million, representing 6.0% to 15.2% year-over-year growth.  This compares to the previous guidance range of $45 to $49 million.

Inogen continues to expect net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers. Please reference Conference ID: 59665587. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 28, 2017 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on March 1, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 59665587. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations that rental revenue will continue to decline due to reductions in Medicare and private payor reimbursement rates; expectations of growth in the direct-to-consumer, business-to-business and international sales channels; the expected impact of ASU 2016-09; and financial guidance for 2017, including revenue, net income, Adjusted EBITDA, Adjusted net income , net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to continue its Inogen One G4 product rollout; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in Inogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2016 and December 31, 2015. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet
(unaudited)
(amounts in thousands)

	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$92,851	$66,106
Marketable securities	21,033	16,793
Accounts receivable, net	30,828	19,872
Inventories, net	14,343	8,648
Deferred cost of revenue	398	397
Income tax receivable	433	2,158
Prepaid expenses and other current assets	1,659	870
Total current assets	161,545	114,844
Property and equipment, net	25,199	30,680
Intangible assets, net	241	229
Deferred tax asset - noncurrent	26,654	15,464
Other assets	410	97
Total assets	$214,049	$161,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$12,795	$12,867
Accrued payroll	6,123	5,271
Current portion of long-term debt	—	315
Warranty reserve - current	1,688	1,226
Deferred revenue - current	2,239	2,323
Income tax payable	—	11
Total current liabilities	22,845	22,013
Warranty reserve - noncurrent	1,792	747
Deferred revenue - noncurrent	7,042	4,199
Other noncurrent liabilities	282	337
Total liabilities	31,961	27,296
Stockholders' equity
Common stock	20	20
Additional paid-in capital	194,466	179,143
Accumulated deficit	(12,363)	(45,108)
Accumulated other comprehensive loss	(35)	(37)
Total stockholders' equity	182,088	134,018
Total liabilities and stockholders' equity	$214,049	$161,314

Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Sales revenue	$42,604	$28,943	$168,170	$113,625
Rental revenue	8,247	11,503	34,659	45,380
Total revenue	50,851	40,446	202,829	159,005
Cost of revenue
Cost of sales revenue	21,330	15,052	85,154	61,553
Cost of rental revenue, including depreciation of $2,696 and $3,036 for the three months ended and $11,429 and $11,965 for the twelve
months ended, respectively	4,833	5,356	20,365	21,194
Total cost of revenue	26,163	20,408	105,519	82,747
Gross profit	24,688	20,038	97,310	76,258
Operating expense
Research and development	1,216	1,226	5,113	4,180
Sales and marketing	9,320	8,746	37,540	31,369
General and administrative	7,981	6,592	31,793	25,658
Total operating expense	18,517	16,564	74,446	61,207
Income from operations	6,171	3,474	22,864	15,051
Other income (expense)
Interest expense	—	(4)	(6)	(22)
Interest income	70	36	196	102
Other expense	(407)	(189)	(329)	(404)
Total other expense, net	(337)	(157)	(139)	(324)
Income before provision (benefit) for income taxes	5,834	3,317	22,725	14,727
Provision (benefit) for income taxes	574	(541)	2,206	3,142
Net income	$5,260	$3,858	$20,519	$11,585
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on foreign currency hedging during the period	79	(14)	55	(14)
Add: reclassification adjustment for gains (losses) included in net income	(45)	—	6	—
Total unrealized gain (loss) on foreign currency hedging	34	(14)	61	(14)
Unrealized loss on available-for-sale investments during the period	(75)	(23)	(59)	(23)
Total other comprehensive income (loss), net of tax	(41)	(37)	2	(37)
Comprehensive income	$5,219	$3,821	$20,521	$11,548

Basic net income per share attributable to common stockholders (1)	$0.26	$0.20	$1.02	$0.60
Diluted net income per share attributable to common stockholders (1)	$0.25	$0.19	$0.97	$0.56
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	20,310,857	19,689,662	20,067,152	19,398,991
Diluted common shares	21,362,513	20,812,773	21,095,867	20,708,170

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenue by region and category
Business-to-business domestic sales	$14,958	$8,850	$56,605	$34,440
Business-to-business international sales	12,091	8,505	50,106	35,345
Direct-to-consumer domestic sales	15,555	11,588	61,459	43,840
Direct-to-consumer domestic rentals	8,247	11,503	34,659	45,380
Total revenue	$50,851	$40,446	$202,829	$159,005
Additional financial measures
Units sold	23,300	14,500	92,000	56,600
Net rental patients as of period-end	33,300	32,800	33,300	32,800

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2016	2015	2016	2015
Net income	$5,260	$3,858	$20,519	$11,585
Non-GAAP adjustments:
Interest expense	—	4	6	22
Interest income	(70)	(36)	(196)	(102)
Provision (benefit) for income taxes	574	(541)	2,206	3,142
Depreciation and amortization	3,268	3,544	13,558	14,012
EBITDA (non-GAAP)	9,032	6,829	36,093	28,659
Stock-based compensation	1,890	1,297	7,294	3,640
Adjusted EBITDA (non-GAAP)	$10,922	$8,126	$43,387	$32,299

	Three months ended December 31,		Twelve months ended December 31,
Non-GAAP Adjusted net income	2016	2015	2016	2015
Net income	$5,260	$3,858	$20,519	$11,585
Non-GAAP adjustments:
Tax benefit adjustments [3]	—	(1,014)	—	(1,570)
Adjusted net income (non-GAAP)	$5,260	$2,844	$20,519	$10,015

	Three months ended December 31,		Twelve months ended December 31,
Non-GAAP Operating expense	2016	2015	2016	2015
Operating expense	$18,517	$16,564	$74,446	$61,207
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	—	—	(1,787)
Litigation settlement benefit, net [2]	110	—	202	—
Operating expense, excluding certain operating expenses (non-GAAP)	$18,627	$16,564	$74,648	$59,420

	Three months ended December 31,		Twelve months ended December 31,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2016	2015	2016	2015
SG&A expense	$17,301	$15,338	$69,333	$57,027
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	—	—	(1,787)
Litigation settlement benefit, net [2]	110	—	202	—
SG&A expense, excluding certain operating expenses (non-GAAP)	$17,411	$15,338	$69,535	$55,240

1 Includes expenses associated with our 2015 audit committee investigation and related securities class action lawsuit that was subsequently dismissed on June 29, 2015.

2 Consists of a patent litigation settlement benefit partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016 and paid in the fourth quarter of 2016.

3 Tax benefit adjustments related to the release and adjustment of the valuation allowances associated with the net operating loss carryforwards for the quarter ended and for the year ended December 31, 2015.

Recast of the prior quarters net income and related earnings per share

	(unaudited)
	For the Three Months Ended
(amounts in thousands, except share and	March 31, 2016		June 30, 2016		September 30, 2016
per shares amounts)	As reported	As adjusted	As reported	As adjusted	As reported	As adjusted
Provision for income taxes	$1,035	$879	$2,900	$550	$1,994	$203
Net income	2,365	2,521	5,142	7,492	3,455	5,246

Weighted-average common shares -	19,827,669	19,827,669	19,972,395	19,972,395	20,157,688	20,157,688
basic common stock
Weighted-average common shares -	20,783,943	20,840,367	20,925,613	20,997,429	21,100,725	21,182,587
diluted common stock

Net income per share - basic common stock	$0.12	$0.13	$0.26	$0.38	$0.17	$0.26
Net income per share - diluted common stock	0.11	0.12	0.25	0.36	0.16	0.25

			(unaudited)
			For the Six Months Ended		For the Nine Months Ended
(amounts in thousands, except share and			June 30, 2016		September 30, 2016
per share amounts)			As reported	As adjusted	As reported	As adjusted
Provision for income taxes			$3,935	$1,429	$5,929	$1,632
Net income			7,507	10,013	10,962	15,259

Weighted-average common shares -			19,900,032	19,900,032	19,986,544	19,986,544
basic common stock
Weighted-average common shares -			20,860,878	20,931,802	20,924,022	21,000,945
diluted common stock

Net income per share - basic common stock			$0.38	$0.50	$0.55	$0.76
Net income per share - diluted common stock			0.36	0.48	0.52	0.73